Exhibit 4.1

PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Québec, Quebec
Canada G1V 5C2
Telephone +1 (418) 522 7001
Facsimile +1 (418) 522 5663

Consent of Independent Auditors

We hereby consent to the use in this Annual Report on Form 40-F of Virginia Mines Inc. of our report dated May 20, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in the Annual Report to the Shareholders.

Chartered Accountants

Quebec, Quebec, Canada
May 20, 2008

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of
PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.